As filed with the Securities and Exchange Commission on June 1, 1999
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 EXACTECH, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 FLORIDA                                  59-2603930
    -------------------------------                   -------------------
       (State or Other Jurisdiction                    (I.R.S. Employer
    of Incorporation or Organization)                 Identification No.)

                              2320 N.W. 66TH COURT
                           GAINESVILLE, FLORIDA 32653
                                 (352) 377-1140
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                                TIMOTHY J. SEESE
                                    PRESIDENT
                              2320 N.W. 66TH COURT
                           GAINESVILLE, FLORIDA 32653
                                 (352) 377-1140
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                          Copies of communications to:
                               FERN S. WATTS, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               -------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                                  PROPOSED            PROPOSED
                                                                                  MAXIMUM              MAXIMUM            AMOUNT OF
                  TITLE OF EACH CLASS OF                    AMOUNT TO BE      AGGREGATE PRICE         AGGREGATE         REGISTRATION
                SECURITIES TO BE REGISTERED                  REGISTERED          PER UNIT(1)      OFFERING PRICE(1)         FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..........................     198,254 shares          11.375           2,255,139.25         626.93
------------------------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457 under the Securities Act of 1933, as amended, for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                                 EXACTECH, INC.


                         198,254 SHARES OF COMMON STOCK

                                 ---------------

         The selling shareholders are offering 198,254 shares of our common stock under this prospectus. The shares of common stock offered constitute shares issuable upon the exercise of (1) warrants originally issued by us to the underwriter of our initial public offering, (2) warrants issued by us to a shareholder in connection with the purchase of certain software, (3) warrants issued by us in connection with our Series A Preferred Stock and (4) warrants issued by us in connection with our 8% Debentures.

         Our common stock trades on the Nasdaq National Market under the symbol "EXAC." On May 28, 1999, the closing price of one share of common stock on the Nasdaq National Market was $11.00.

         The selling shareholders may offer the shares of common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or to or through agents, dealers or underwriters. We will not receive any proceeds from the sale of the shares by the selling shareholders.

                                 ---------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 IN THIS PROSPECTUS.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SHARES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------



              The date of this Prospectus is _____________, 1999.

                                   THE COMPANY

         This summary highlights selected information and does not contain all the information that is important to you. You should carefully read the prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 14 for information about our company and our financial statements.

         Exactech, Inc. develops, manufactures, markets and sells orthopaedic implant devices and related surgical instrumentation to hospitals and physicians in the United States and overseas. Early in our history, revenues were principally derived from sales of our primary hip replacement systems. During 1995, we introduced Optetrak(R), a total primary knee replacement system, which had been in development for three years. The Optetrak(R) knee system was conceived by us in collaboration with the Hospital for Special Surgery, an internationally known hospital for orthopaedic surgery. The Optetrak(R) system represents a highly differentiated product based on precision manufacturing techniques and a design which reduces articular contact stress. The Optetrak(R) system is the most modern rendition of a series of knee implants which were first introduced in 1974 and which are still being marketed by some of our competitors. We have entered into an agreement with the Hospital for Special Surgery which gives us a non-exclusive option with respect to future knee systems developed at the Hospital for Special Surgery.

         In 1997, we scaled up marketing and sales of the AuRA(R) Hip System. AuRA(R) is a comprehensive system that provides solutions for a broad range of patient problems. It is specifically designed to support the needs of a maturing generation of more active patients. The AuRA(R) Hip System is comprised of a new primary total hip replacement system as well as revision components which include calcar replacement and long stems. It can also be used for fracture and tumor applications. All AuRA(R) components have a common proximal geometry which affords the surgeon reproducibility of results regardless of which stem is selected. AuRA(R) components can be implanted using a single set of surgical instruments which makes the system more cost effective.

         Currently, the principal products in our line of hip implant devices consist of three primary total hip implant systems, the Opteon(R) Cemented Hip System, the MCS(R) Porous Coated Total Hip System and the AuRA(R) System, and several partial hip implant systems, the AuRA(R) Revision hip implant, the unipolar implant and the bipolar implant.

         OPTEFORM(TM), a newly developed biologic material for grafting and repairing bone defects, supplied by Regeneration Technologies, Inc., was introduced in the fourth quarter of 1998. OPTEFORM(TM) is expected to become increasingly important in our product line as production increases.

         Our company was founded by an orthopaedic surgeon in November 1985, and is incorporated under the laws of the State of Florida.


                                  RISK FACTORS

         THE SHARES OF COMMON STOCK OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING OUR BUSINESS AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         The development, testing, labeling, distribution, marketing and manufacture of medical devices, including reconstructive implant products, are subject to extensive and rigorous regulation in the United States and other countries. Failure to obtain approvals and clearances for new products and/or modifications to existing products on a timely basis would likely have a material adverse effect on our business and financial results. The primary regulatory authority in the United States is FDA. The process of obtaining approval or clearance from government authorities for the sale and marketing of new products is timeconsuming, expensive and uncertain. In addition, government approval or clearance of products can subsequently be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. FDA has the power to ban products manufactured or distributed by us as well as to require the recall, repair, or replacement of or refund for our products. A significant recall of one or more of our products could have a material adverse effect on us. We will be required to apply for approval or clearance to market new products and certain modifications to existing products. There can be no assurance that such clearances will be granted or that review by government authority will not involve delays materially adversely affecting the marketing and sale of our products.

WE FACE UNCERTAINTY RELATING TO THE AVAILABILITY OF THIRD-PARTY REIMBURSEMENT FOR OUR PRODUCTS.

         In the United States, health care providers that purchase our products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to pay for all or a portion of the cost of joint reconstructive procedures and products utilized in those procedures. There can be no assurance that third-party reimbursement for our products will continue to be available. We could be materially adversely affected by changes in reimbursement policies of governmental or private health care payors that restrict reimbursement for procedures in which our products are used. In addition, some health care providers have adopted or are considering a managed care system in which the providers contract to provide comprehensive health care for a fixed cost per person. Health care providers may attempt to control costs by authorizing fewer elective surgical procedures, including joint reconstructive surgeries, or by requiring the use of the least expensive implant available. We are unable to predict the changes that will be made in the reimbursement methods or utilization policies utilized by third-party health care payors or managed care providers. Our quality specifications limit our ability to compete with the least expensive products available and, accordingly, requirements of third-party payors that the least expensive product be used could materially adversely affect us. In addition, market acceptance of our products in international markets is dependent, in part, upon the availability of reimbursement health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from health care payors for procedures in which our products are used or adverse changes in governmental and private payors' policies toward reimbursement for such procedures would have a material adverse effect on our business and financial results.

WE NEED TO MAINTAIN SUBSTANTIAL INVENTORY LEVELS.

         Because orthopaedic surgeons require immediate access to a broad range of sizes and types of reconstructive implant products, we are required to maintain substantial levels of inventory. The maintenance of relatively high levels of inventory requires us to incur significant expenditures of our resources. There can be no assurance that we will be able to maintain the levels of inventory of our products necessary to support the expansion of our business. The failure to maintain required levels of inventory could have a material adverse effect on our expansion. As a result of the need to maintain substantial levels of inventory, we are subject to the risk of inventory obsolescence. In the event that a substantial portion of our inventory becomes obsolete, it would have a material adverse effect on us.

WE FACE SIGNIFICANT COMPETITION.

         The orthopaedic implant industry is highly competitive and dominated by a number of companies with substantially greater financial and other resources than us and competition is expected to intensify. Competitive factors consist primarily of:

            o  product features and design,
            o  innovation,
            o  service,
            o  the ability to maintain new product flow,
            o  relationships with key orthopaedic surgeons and hospitals,
            o  strength of distribution network, and
            o  price.

         While price, as opposed to surgeon preference, is becoming increasingly important in the hip market, we believe that the primary basis of competition in the knee market remains physician preference. From time to time, we and some of our competitors have offered significant discounts as a competitive tactic, and may be expected to continue to do so. We believe that price will become an increasingly important competitive factor. Our quality specifications limit our ability to compete with the least expensive products available. Our marketing targets surgeons and hospitals. Traditionally, the surgeon made the decision as to which orthopaedic implant to use. As a result of changes in the health care industry, sales representatives may also make presentations to hospital administrators, material management personnel, purchasing agents or review committees that may influence the final decision. Many hospitals restrict qualified vendors to those with more complete product lines than ours. Manufacturers of medical devices, including orthopaedic implants, are increasingly attempting to enter into contracts with hospital chains or hospitals pursuant to which the hospital chains or hospitals agree to purchase their products exclusively from such manufacturers, usually in exchange for discounted prices. If our competitors are successful in securing such contracts, our ability to compete may be materially adversely affected. In addition, we face competition for regional sales representatives within the medical community. There can be no assurance that we will be able to compete successfully. In addition, there can be no assurance that new medical treatments and products will not be developed that are more effective or cost-effective than our products or that would render our products obsolete or uncompetitive.

WE MAY NEED ADDITIONAL FINANCING.

         Our business is capital intensive and our capital requirements are expected to increase significantly in connection with our continued expansion. We anticipate, based on currently proposed plans and assumptions relating to our operations (including the costs associated, with, and the timetable for, expansion), that projected cash flow from operations and borrowings under our existing credit facilities, will be sufficient to satisfy our contemplated cash requirements for at least the next 12 months. In the event that our plans change or our assumptions change or prove to be inaccurate, or if cash flow proves to be insufficient (due to unanticipated expenses, lower than anticipated sales or profit margins or otherwise), we may be required to seek additional financing or curtail our growth activities. To the extent that we incur additional indebtedness, we will be subject to risks associated with incurring substantial indebtedness, including the risks, that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on the indebtedness. We have no current arrangements with respect to, or sources of, additional financing. There can be no assurance that additional financing will be available to us on acceptable terms, or at all.

WE ARE SUBJECT TO RISKS RELATING TO OUR GROWTH STRATEGY.

         Our growth strategy contemplates the expansion of our product line and our network of sales representatives and distributors. We have achieved moderate growth to date and have limited experience in effectuating rapid expansion. The failure to successfully implement our growth strategy could have a material adverse effect on our business and financial results. Our continued expansion will be dependent on, among other things, our ability to:

            o  obtain governmental clearances for new products,
            o  increase market acceptance of our products,
            o expand our network of domestic sales representatives and foreign distributors,
            o hire and retain qualified scientific and technical personnel, and
            o successfully manage growth, including monitoring operations, controlling costs and maintaining effective regulatory compliance procedures.

         Our operating expenses can be expected to increase significantly in connection with our efforts to grow. Increases in those expenses may have a negative effect on operating results until that time, if ever, as these expenses are offset by increased revenues. There can be no assurance that our growth strategy will ultimately be successful.

WE FACE UNCERTAINTY OF MARKET ACCEPTANCE.

         Our ability to successfully market new and improved products will depend on gaining market acceptance of those products. The failure of our products to gain market acceptance would be likely to have a material adverse effect on our business and financial results. We have not yet begun marketing our modular hip revision system or our improved acetabular system. Furthermore, we are currently developing new products, as well as improvements to our existing implant products. There can be no assurance that new or improved products will gain market acceptance.

WE ARE SUBJECT TO ANTI-KICKBACK AND SELF-REFERRAL LAWS.

         Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration, either directly or indirectly, in return for, or to induce:

            o referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or another government sponsored health care program, or
            o purchasing, leasing, ordering or arranging for, or recommending the purchase, lease or order of, any service or product for which payment may be made by a government-sponsored health care program.

         Federal physician self-referral laws are applicable to inpatient and outpatient hospital services. Subject to some exceptions, these laws prohibit Medicare or Medicaid payments for services or products furnished by an entity pursuant to a referral by a physician who has a financial relationship with the entity through ownership, investment or a compensation arrangement. Possible sanctions for violation of these anti-kickback and self-referral laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions. Some states in which we market our products have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations. The scope and enforcement of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. There can be no assurance that federal or state regulatory authorities will not challenge our current or future activities under these laws. Any challenge by those regulatory authorities could have a material adverse effect on our business or financial results. Any state or federal regulatory review of our company, regardless of the outcome, would be both costly and time consuming. Additionally, changes in these laws and the enforcement of these laws by regulatory agencies are likely. We cannot predict the impact on our company of these changes.

UNCERTAIN PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF
INFRINGEMENT.

         We hold United States patents covering one of our femoral stem components and our bipolar partial hip implant system and some surgical instrumentation. We also have patent applications pending with respect to some surgical instrumentation and some implant components and anticipate that we will apply for additional patents. In
                                       5
addition, we hold licenses from third parties to utilize some patents, including a non-exclusive license to some patents, patents pending and technology utilized in the design of the Optetrak(R) knee system. As a result of the rapid rate of development of orthopaedic implant products, we believe that patents generally have not been a major factor in the orthopaedic industry to date. However, patents on specific designs and processes can provide a competitive advantage and we believe that patent protection of orthopaedic products will become more important as the industry matures. There can be no assurance:

            o as to the breadth or degree of protection which existing or future patents, if any, may afford us,
            o  that any patent applications will result in issued patents,
            o  that patents will not be circumvented or invalidated,
            o that our competitors will not commence marketing knee implant systems utilizing some of the technology incorporated in the Optetrak(R) system for which we have a non-exclusive license, or
            o that the parties from whom we have licensed or otherwise acquired patent rights, proprietary rights and technology have full rights to those patent rights and technology.

         Furthermore, we do not have patents in any foreign countries where our products are marketed. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. It is possible that we or rights licensed by us from third parties may infringe on existing or future patents or proprietary rights of others. Some of our consultants and key employees have employment and other business relationships with third parties. If technology, concepts or ideas developed by consultants, key employees or other third parties are incorporated into our products, disputes with those persons or other parties with whom those persons have business relationships may arise as to the proprietary rights to that technology or those concepts or ideas which may not be resolved in our favor. Our inability to obtain agreements with each of our consultants and those third parties pursuant to which they assign to us all their intellectual property rights in the products being developed by us could have a material adverse effect on our business and financial results. In the event that our products infringe patents or proprietary rights of others, we may be required to modify the design of our products or obtain a license. There can be no assurance that we will be able to do so in a timely manner or upon acceptable terms and conditions or at all. The failure to modify our products or obtain a license could have a material adverse effect on our business and financial results. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. Furthermore, if our products infringe patents or other proprietary rights of others, we could become liable for damages, which could have a material adverse effect on our business and financial results.

         In addition to patents, we rely on trade secrets and proprietary know-how and employ various methods to protect our proprietary information, including confidentiality agreements and proprietary information agreements. However, those methods may not provide adequate protection. There can be no assurance that those confidential or proprietary information agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known to or independently developed by competitors. The failure to protect our proprietary information could have a material adverse effect on our business and financial results.

WE ARE REQUIRED TO MAKE SIGNIFICANT ROYALTY PAYMENTS.

         We are required to make significant royalty payments in the future. We are obligated to pay royalties under our license agreement with the Hospital for Special Surgery with respect to sales of our Optetrak(R) knee implant system and under our license agreement with Accumed, Inc. with respect to sales of our bipolar hip prosthesis. In addition, we have employment and consulting agreements with some members of our design team, under which we are obligated to pay royalties equal to specified percentages of net sales of some of our products. During the years ended December 31, 1996, 1997 and 1998, we paid aggregate royalties of approximately $572,000, $855,000 and $1,216,000, respectively. There can be no assurance that we will have the funds to make those royalty payments or that the payment of those royalties will not have a material adverse effect on our results of operation.

WE FACE RISK OF TERMINATION OF LICENSE AGREEMENTS.

         We license some patents, patents pending and technology utilized in the design of our Optetrak(R) knee implant system under a license agreement with the Hospital for Special Surgery. The license agreement provides that the Hospital for Special Surgery may terminate our license if various events occur, including our failure to pay the royalties payable to the hospital, our failure to satisfy quality specifications or our breach of other material terms of the license agreement. The termination of that license would have a material adverse effect on our business and financial results.

WE DEPEND ON THIRD-PARTY SALES AND MARKETING ARRANGEMENTS.

         We are dependent upon third-party marketing arrangements with independent sales representatives and distributors for the sale and marketing of our products. The failure to attract and retain sales representatives would have a material adverse effect on our business and financial results. We have contractual arrangements with our sales representatives and distributors that generally grant them the exclusive right to market our products within their geographic territories. These arrangements typically do not preclude those sales representatives and distributors from selling competitive products. Our success is dependent upon the expertise and relationships of our sale representatives with customers.

WE DEPEND ON CUSTOMERS.

         During the years ended December 31, 1996, 1997 and 1998, approximately 7%, 6% and 7%, respectively, of our sales were made to one customer. There can be no assurance that we will be able to retain existing customers or attract and retain new customers. The failure to attract and retain customers would have a material adverse effect on our business and financial results.

WE DEPEND ON THIRD-PARTY MANUFACTURING ARRANGEMENTS AND SUPPLIERS. WE HAVE VERY LIMITED MANUFACTURING EXPERIENCE.

         Historically, we have utilized third-party vendors for the manufacture of all of our component parts. For the years ended December 31, 1996, 1997 and 1998, we purchased approximately 62%, 72%, and 74%, respectively, of our component requirements from three manufacturers. Failure by such manufacturers to continue to supply us with satisfactory components on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a material adverse effect on our business and financial results. We are substantially dependent on the ability of our manufacturers, among other things, to satisfy performance and quality specifications, to comply with all governmental regulations, to dedicate sufficient production capacity for components within scheduled delivery times and to produce components on a cost-effective basis. There can be no assurance that these suppliers will be able to satisfy our component requirements. We do not maintain supply contracts with any of our manufacturers and purchase components under purchase orders placed from time to time in the ordinary course of business. We are dependent on the availability at reasonable prices of the materials used in the manufacture of our component parts. No assurance can be given that interruptions in supplies of the materials used in the manufacture of our component will not occur in the future. Any such interruption of supply could have a material adverse effect on our business and financial results. During 1998, we commenced limited manufacturing of the components of our products, consisting primarily of final machining of components. We have very little manufacturing experience and there can be no assurance that we will be successful in manufacturing components on a cost-effective basis.

WE MUST DEVOTE SUBSTANTIAL RESOURCES TO RESEARCH AND DEVELOPMENT.

         The orthopaedic implant industry is subject to rapid technological change. In order for us to remain competitive and to retain market share, we must continually develop new products as well as improve our existing ones. Accordingly, we must devote substantial resources to research and development. There can be no assurance that we will be successful in developing competitive new products and/or improving existing products so that our products remain competitive and avoid obsolescence.

WE ARE SUBJECT TO LIABILITY CLAIMS FOR PRODUCT LIABILITY FOR WHICH WE MAY NOT BE FULLY INSURED.

         We are subject to potential product liability risks which are inherent in the design, marketing and sale of orthopaedic implants and surgical instrumentation. No assurance can be given that we will not face claims resulting in substantial liability for which we are not fully insured or that we will be able to maintain adequate levels of insurance on acceptable terms. A partially or completely uninsured successful claim against us of sufficient magnitude could have a material adverse effect on our business and financial results.

WE ARE SUBJECT TO FOREIGN GOVERNMENT REGULATION.

         Approximately 15%, 17% and 21% of our sales during the years ended December 31, 1996, 1997 and 1998, respectively, were to foreign customers. We are required to obtain various licenses and permits from foreign governments and to comply with significant regulations that vary by country in order to market our products in foreign markets. There can be no assurance that we will be able to obtain and maintain any necessary licenses and permits or comply with applicable regulations of foreign governments. The failure by us to obtain or maintain the required licenses, permits or certifications, or comply with those regulations, could have a material adverse effect on our business and financial results.

WE HAVE SIGNIFICANT OUTSTANDING INDEBTEDNESS.

         We have incurred significant indebtedness in order to finance our operations. At December 31, 1998, we had outstanding indebtedness of approximately $3,913,000. Substantially all of our assets are pledged to our lenders as collateral. Our loan agreements contain provisions which:

            o limit or prohibit us from merging or consolidating with another corporation,
            o  selling all or substantially all of our assets,
            o purchasing all or substantially all of the assets of another entity,
            o permitting or causing any material change in our controlling ownership or controlling senior management, or
            o operating in any material business other than our existing business.

In the event of a violation by us of our loan covenants or other default by us under our obligations, the lenders could declare our indebtedness to be immediately due and payable and foreclose on our assets.

WE DEPEND ON KEY PERSONNEL.

         Our success is largely dependent on the personal efforts of William Petty, our Chairman, Timothy J. Seese, our President, Gary J. Miller, our Vice President, Research and Development and other key personnel. The loss of the services of any of these individuals could have a material adverse effect on our business and financial results. Our success is also dependent on our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel could be detrimental to our product development programs.

WE DEPEND ON SCIENTIFIC ADVISORS FOR PRODUCT DEVELOPMENT.

         In developing new products and improving existing products, we utilize consultants who serve as members of our Scientific Advisory Board. Accordingly, we depend, in part, on the efforts of the members of our Scientific Advisory Board for the development and clinical evaluation of new and improved products. Scientific advisors devote only a small portion of their time to the affairs of our company and have other commitments to, or consulting or advisory agreements with, other entities which may conflict or compete with their obligations to us. There can be no assurance that those consultants will devote sufficient time and attention to the development of our products.

EXECUTIVE OFFICERS AND DIRECTORS CONTROL OUR COMPANY.

         Our current executive officers and directors own approximately 50.6% of our outstanding common stock. In particular, William Petty and the members of his immediate family own approximately 40.7% of the outstanding common stock. Accordingly, the current executive officers and directors will be able to control our company, elect all of our directors, increase the authorized capital, dissolve, merge, sell our assets and generally direct the affairs of our business.

WE ARE SUBJECT TO ANTI-TAKEOVER LEGISLATION.

         We are incorporated under the laws of the State of Florida. The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Our articles of incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of any series of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such preferred stock could make the possible takeover of our company or the removal of our management more difficult, discourage hostile bids for control of our company in which shareholders may receive premiums for their common stock and adversely affect the voting and other rights of the holders of the common stock. We may in the future issue additional shares of our preferred stock.

THE MARKET PRICE OF OUR COMMON STOCK IS SUBJECT TO VOLATILITY.

         The market price for our common stock may be subject to wide fluctuations in response to variations in our operating results, announcements by us or others, developments affecting us, and other events or factors. In addition, the stock market has experienced a high level of price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of such companies, and may adversely affect the market price for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE.

         Of the 4,920,979 shares of common stock outstanding as of the date of this prospectus, 2,968,325 are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933. All of such shares are eligible for sale under Rule 144. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of those shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

WE DO NOT PAY DIVIDENDS.

         We have not paid any cash dividends on our common stock, and do not expect to declare or pay any cash dividends in the foreseeable future.

         This prospectus contains various "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements represent our expectations or beliefs concerning future events, including, but not limited to, statements regarding growth in sales of our products, profit margins and the sufficiency of our cash flow for our future liquidity and capital resource needs. These forward looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. These factors include, without limitation, the effect of competitive pricing, our dependence on the ability of our third-party manufacturers to produce components on a basis which is cost-effective to us, market acceptance of our products and the effects of governmental regulations. Results actually achieved may differ materially from expected results included in these statements as a result of these or other factors.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders. We estimate that our expenses in connection with this offering will be approximately $15,000.

                              SELLING SHAREHOLDERS

         The following table provides information regarding the ownership of the common stock by the selling shareholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares. Some of the selling shareholders are participating in this offering pursuant to contractual registration rights granted to First Equity Corporation of Florida, the underwriter of our initial public offering. No selling shareholder, other than First Equity Corporation of Florida and R. Wynn Kearney, M.D., has had any position, office or other material relationship with us within the past three years. First Equity Corporation of Florida acted as underwriter for our initial public offering in June 1996. Dr. Kearney has been a member of our Board of Directors since 1989.

                                                   OWNERSHIP PRIOR                              OWNERSHIP AFTER
                                                   TO THE OFFERING      NUMBER OF SHARES         THE OFFERING
                                                 --------------------   ----------------      ----------------------
              NAME AND ADDRESS                   SHARES    PERCENTAGE        OFFERED          SHARES      PERCENTAGE
------------------------------------------       ------    ----------   ----------------      ------      ----------

First Equity Corporation of Florida(1)....       48,000         *%            48,000            --             *%
William R. Fusselmann(1)..................       33,000         *             32,000           1,000           *
Karl Bishopric(1).........................        6,531         *              4,831           1,700           *
Jesus Oquendo(1)..........................        2,767         *              2,767            --            --
George Fisher(1)..........................        2,895         *              1,895           1,000           *
Peter Howard(1)...........................       18,521         *             17,721            800            *
Richard Davis(1)..........................        2,794         *              2,794            --             *
Pablo Hoffman(1)..........................          937         *                937            --             *
James Grant(1)............................        7,603         *              7,603            --            --
Joseph Smith(1)...........................        6,172         *              6,172            --            --
Roy D. Neal(1)............................           75         *                 75            --            --
Mauricio Forero(1)........................          229         *                229            --            --
Ronald Stein(1)...........................        2,976         *              2,976            --            --
Alan S. Pareira(2)........................       40,550         *             32,000           8,550           *
R. Wynn Kearney, M.D.(3)..................       25,755         *             25,755            --            --
Michael M. Kearney, M.D.(4)...............        6,439         *              6,439            --            --
Walter Reid(5)............................        3,810         *              3,810            --            --
Ivan Gradisar, M.D.(6)....................        2,250         *              2,250            --            --
-------------------------

 *   Represents ownership of less than 1%.
(1)  444 Brickell Avenue, Suite P-6, Miami, Florida 33131.
(2)  1221 Brickell Avenue, Suite 1820, Miami, Florida 33131.
(3)  2320 N.W. 66th Court, Gainesville, Florida 32653.
(4)  309 Holly Lane, Mankato, Minnesota 56002.
(5)  503 Oak Place, Suite 575, Atlanta, Georgia 30349.
(6)  Crystal Clinic, Akron, Ohio 44333.

                              PLAN OF DISTRIBUTION


GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell the shares of common stock in one or more of the following transactions:

         o   on the Nasdaq National Market,
         o   in the over-the-counter market,
         o   in negotiated transactions, or
         o   in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock at any of the following prices:

        o   fixed prices which may be changed,
        o   market prices prevailing at the time of sale,
        o   prices related to prevailing market prices, or
        o   negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

        o  directly to purchasers, or
        o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling shareholders under this prospectus. We will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. The expenses we will pay include:

        o  all registration and filing fees,
        o all fees and expenses of complying with state blue sky or securities laws,
        o  all costs of preparation of the registration statement, and
        o  all fees and disbursements of our counsel and independent auditors.

         We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                 LEGAL MATTERS

         Some legal matters with respect to the shares of common stock offered under this prospectus will be passed upon for Exactech by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this prospectus by reference, and have been incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. The common stock trades on the Nasdaq National Market. You can also inspect reports, proxy statements and other information concerning our company at the offices of the Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

        (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

        (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

        (3) Our proxy statement for our 1999 annual meeting of shareholders; and

        (4) The description of the common stock contained in our Registration Statement on Form 8-A (File No. 333-28420) filed with the SEC under
            Section 12 of the Exchange Act on April 17, 1996, as amended, including any amendments or reports filed for the purpose of updating such description.

         We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct such requests to us at the following address:

                                 Exactech, Inc.
                                 2320 N.W. 66th Court
                                 Gainesville, Florida 32653
                                 Attention:  Chief Financial Officer

         This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not offering the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee.............    $     654.49
Legal Fees and Expenses.........................................    $   5,000.00
Accounting Fees and Expenses....................................    $   2,000.00
Printing and Engraving Expenses.................................    $   2,500.00
Registrar and Transfer Agents Fees and Expenses.................    $   2,000.00
Miscellaneous...................................................    $   2,845.51
                                                                    ------------
    Total.......................................................    $  15,000.00
                                                                    ============

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The Registrant has entered into an agreement with each of its directors and certain of its officers wherein it has agreed or will agree to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


ITEM 16.     EXHIBITS

  EXHIBIT
  NUMBER            DESCRIPTION
  ------    -------------------------------------------------------------

    5.1      Opinion of Greenberg Traurig, P.A.*
   23.1      Consent of Deloitte & Touche LLP.
   23.2      Consent of Greenberg Traurig, P.A. (to be included in Exhibit 5.1)

*    To be filed by amendment.

ITEM 17.     UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arisingafter the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on May 27, 1999.

                                 EXACTECH, INC.

                                 By: /s/ WILLIAM PETTY, M.D.
                                    --------------------------------------------
                                    William Petty, M.D.
                                    Chairman of the Board and Chief Executive
                                    Officer


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


    SIGNATURE                                 TITLE                             DATE
    ---------                                 -----                             ----

/s/ WILLIAM PETTY, M.D.
----------------------------          Chairman of the Board and             May 27, 1999
William Petty, M.D.                    Chief Executive Officer
                                   (principal executive officer)

/s/ TIMOTHY J. SEESE             President, Chief Operating Officer         May 27, 1999
----------------------------                and Director
Timothy J. Seese

/s/ JOEL C. PHILLIPS                   Chief Financial Officer              May 27, 1999
----------------------------      (principal financial officer and
Joel C. Phillips                    principal accounting officer)

/s/ GARY J. MILLER, PH.D.
----------------------------         Vice President and Director            May 27, 1999
Gary J. Miller, Ph.D.

/s/ R. WYNN KEARNEY, JR., M.D.
------------------------------               Director                       May 27, 1999
R. Wynn Kearney, Jr., M.D.

/s/ E. RONALD PICKARD
----------------------------                 Director                       May 27, 1999
E. Ronald Pickard

/s/ PAUL METTS
----------------------------                 Director                       May 27, 1999
Paul Metts

                                      II-3

                                  EXHIBIT INDEX



    EXHIBIT                       DESCRIPTION
   ---------                    ---------------

     23.1            Consent of Deloitte & Touche LLP